                                                                  Exhibit 10.01


                               March 9, 1999


Peter Marton


HAND-DELIVERED
--------------


Dear Peter,

     In consideration of your service for Zamba, if your employment is terminated other than for cause, Zamba agrees to provide you with salary continuation for up to six (6) months at your then-prevailing salary, unless you obtain new employment before the end of such 6-month period, at which point the salary continuation shall cease. "Cause" means either of the following: (i) an intentional or grossly negligent act by you causing material harm to Zamba; or (ii) your conviction of, or plea of "guilty" or "no contest" to, a felony.

     This agreement shall not apply if your separation from employment is voluntary. You may not assign your rights under this agreement, but Zamba may assign this agreement to any third party without your consent, provided that the third party agrees to be bound by its terms. This agreement shall be binding on you and Zamba, its successors and assigns. Please sign below to indicate your receipt and acknowledgement of this document.


Very truly yours,

/s/ Paul Edelhertz

Paul Edelhertz
President & C.E.O.


ACCEPTED THIS 9th DAY OF MARCH, 1999:

                                               /s/ Peter Marton
                                               Peter Marton



                                       15